EXHIBIT 99.1

                ElkCorp Reports Second Quarter Results


    DALLAS--(BUSINESS WIRE)--Jan. 25, 2007--ElkCorp (NYSE:ELK) announced today financial results for its second fiscal quarter, ended December 31, 2006. Earnings from continuing operations for the second quarter were $2.3 million, or $0.11 per diluted share.

    Second Quarter Overview

    ElkCorp Consolidated

    -- ElkCorp recorded revenue of $193.1 million, compared to $228.9 million reported for the second quarter of fiscal 2006.

    -- The Company reported income from continuing operations of $2.3 million, or $0.11 per diluted share, compared to $11.1 million, or $0.54 per diluted share reported for the second quarter of fiscal 2006. The decline in income for the quarter was primarily due to lower sales and production volumes in all key segments and a significant increase in asphalt costs partially offset by improved product pricing.

    -- On a non-GAAP basis, income from continuing operations, excluding $1.0 million, or $0.05 per diluted share, of stock-based compensation, was $3.3 million, or $0.16 per diluted share, compared to $12.4 million, or $0.60 per diluted share, for the second quarter of fiscal 2006, which excludes $1.3 million or $0.06 per diluted share of stock-based compensation. A reconciliation of GAAP to non-GAAP income from continuing operations is included with this press release.

    -- During the quarter the company incurred acquisition related expenses of approximately $1.9 million after tax, or $0.09 per diluted share. These expenses include fairness opinions completed by the financial advisors to Elk and the Board of Directors Special Committee of Independent Directors.

    Premium Roofing Products

    -- Revenue for Premium Roofing Products was $174.8 million, compared to the $205.6 million reported in the second quarter of fiscal 2006.

    -- Operating income was $14.7 million, or 8.4% of sales, compared to $26.2 million, or 12.7% of sales, reported in the second quarter of fiscal 2006. The decrease in operating income was primarily attributable to a 20% decline in shingle and accessory sales volume, lower production rates reducing period cost absorption into inventory and a 27% increase in asphalt costs over the prior year. This was partially offset by improved pricing, a positive adjustment for over accrued end of the year customer rebates and reduced manufacturing expenses. The lower volumes were a result of a continued decline in the new home and reroof markets.

    -- Freight costs improved over the prior year quarter due to lower fuel costs and improvements in internal logistical processes which have allowed for better utilization of rail transportation and warehouses, particularly from the Edgerton, WI, facility.

    Composite Building Products

    -- Sales in the second quarter were $7.0 million, compared to $8.7 million recorded in the same quarter of fiscal year 2006. The sales decline was primarily attributed to lower volumes that were affected by a slower building products market and some delay in sales through the winter buy program as we believe distributors waited for the January launch of the CrossTimbers(R) VL board.

    -- Operating loss for the second quarter was $2.5 million compared to a loss of $1.4 million in the second quarter of fiscal 2006 and was primarily attributable to reduced sales.

    -- In January 2007, the company launched the CrossTimbers VL board on time and with great acceptance in the market. The company is recording sales for the product in January and has a backlog for the product.

    Specialty Fabrics

    -- Revenue declined to $9.0 million in the second quarter from $12.3 million in the same quarter last year. The decline was primarily due to lower external roofing mat sales as a result of the decline in the building products market.

    -- Operating income was $1.5 million, or 17% of sales, compared to $1.4 million, or 11.1% of sales, for the prior year period reflecting continued improved mix of higher margin specialty fabrics products.

    -- During the quarter Elk entered into an agreement with a large distributor in the flooring industry to exclusively market and distribute Elk's VersaShield(TM) flooring underlayment.

    Financial Condition

    At December 31, 2006, the contractual principal amount of ElkCorp's long-term debt, including the $26 million current portion of long-term debt, was $201.3 million. Net debt (contractual principal debt minus cash and short-term investments) was $172.3 million, and the net debt to capital ratio was 33.7%. Liquidity consisted of $29.0 million of cash, cash equivalents and short-term investments and $121.1 million of borrowing availability under a $125 million committed revolving credit facility expiring November 30, 2008. Long-term debt included $1.0 million for the net fair value of two interest rate swap agreements.

    Business Overview

    "As we anticipated, the slowdown of the new home and reroof markets had a significant impact on our results for the second fiscal quarter," said Thomas Karol, chairman and chief executive officer of ElkCorp. "We continue to believe that the slowdown in the building products market is short-term and is largely due to the uncertainty in the new home market. We anticipate that the building products market will begin to rebound as we see more certainty that a bottom has been reached in the new home market."

    Mr. Karol continued, "We do believe that the slowdown in the industry is a short-term event, however, during the quarter we have focused our efforts on reducing costs and inventory management. As we mentioned last quarter, we have adjusted the production speeds in our shingle plants to approximately 70% to 75% of capacity in order to avoid an excessive amount of inventory. Currently our inventory level approximates 1.4 months of sales in a normal market. Although our inventory is typically less than current levels, we believe that when the market returns there will be a surge of orders that will need to be filled quickly, as we have experienced coming out of previous market downturns, and we want to be positioned to accommodate our customers."

    "The composites business has been impacted by similar market conditions as we've seen in roofing. Like roofing, we have implemented several initiatives to reduce manufacturing expenses and control inventories and expect these initiatives to continue in the third fiscal quarter. However, losses in this segment are likely to continue until the building products market improves. In January we started shipping the CrossTimbers VL board with our new patent-pending Sabre Clip(TM) hidden fastening system which has received a great response in the industry and already has a backlog. The appeal of the new board is that it's up to 40% lighter than other composite products yet does not sacrifice the performance or strength characteristics and is offered at a price point closer to that of treated lumber. Additionally, we enhanced our hidden fastening system with the Sabre Clip, which reduces the need for face fastening. We believe the introduction of these two innovative products to our existing line will assist us in further penetrating the composites market and offers homeowners a wider variety of products customizable to their individual needs."

    Mr. Karol concluded, "We have also made some significant in roads in our specialty fabric technologies business with the exclusive distribution agreement with a large flooring distributor for our new flooring underlayment product. This not only gives us credibility in a market where we previously had little exposure but it further validates the quality of our product. We have already begun to sell our VersaShield flooring underlayment and anticipate seeing more substantial sales over the next year."

    Earnings Outlook

    The Company expects earnings for fiscal 2007 to be in the range of $1.79 to $1.87 per diluted share. However, there could be downside to this guidance due to weakened markets, increased price competition and confusion due to the extended process involving the sale of the company.

    Use of Non-GAAP Financial Metrics

    Effective in fiscal 2006, the company adopted Statement of Financial Accounting Standards (SFAS) No. 123R, which requires the company to begin recognizing compensation expense relating to stock options and changes the accounting for certain other elements of stock-based payments. The press release contains income from continuing operations and earnings per share information that exclude stock-based compensation and accordingly, have not been calculated in accordance with GAAP. The company has provided these metrics in addition to GAAP financial results because it believes they provide a meaningful comparison between the second quarters of fiscal years 2006 and 2007. We believe comparing the results on a non-GAAP basis is important to understanding the Company's underlying operational results. However, these metrics should not be considered an alternative to GAAP and these non-GAAP measures may not be comparable to information provided by other companies.

    Safe Harbor Provisions

    In accordance with the safe harbor provisions of the securities law regarding forward-looking statements, in addition to the historical information contained herein, the above discussion contains forward-looking statements that involve risks and uncertainties. The statements that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements usually are accompanied by words such as "optimistic," "vision," "outlook," "believe," "estimate," "feel confident," "potential," "forecast," "goal," "project," "expect," "anticipate," "plan," "predict," "could," "should," "may," "likely," or similar words that convey the uncertainty of future events or outcomes and include the earnings outlook for the third quarter and fiscal year 2007. These statements are based on judgments the company believes are reasonable; however, ElkCorp's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences could include, but are not limited to, changes in demand, prices, raw material costs, transportation costs, changes in economic conditions of the various markets the company serves, failure to achieve expected efficiencies in new operations, changes in the amount and severity of inclement weather, acts of God, war or terrorism, as well as the other risks detailed herein, and in the company's reports filed with the Securities and Exchange Commission, including but not limited to, its Form 10-K for the fiscal year ending June 30, 2006. ElkCorp undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

    ElkCorp, through its subsidiaries, manufactures Elk brand premium roofing and building products (90% of consolidated revenue) and provides technologically advanced products and services to other industries. Its common stock is listed on the New York Stock Exchange (NYSE: ELK). See www.elkcorp.com for more information.

Condensed Results of Operations
($ in thousands)


                                Three Months Ended   Six Months Ended
                                   December 31,        December 31,
                                 2006      2005      2006      2005
                                --------  --------  --------  --------

Sales                          $193,114  $228,949  $411,222  $444,806
                               --------- --------- --------- ---------

Costs and Expenses:
  Cost of sales                 164,220   186,812   341,429   362,941
  Selling, general &
   administrative                18,993    21,521    41,810    41,627
  Merger related expenses         3,000         0     3,000         0
                               --------- --------- --------- ---------

Operating Income from
 Continuing Operations            6,901    20,616    24,983    40,238

  Interest expense, net           3,300     2,968     6,612     5,825
                               --------- --------- --------- ---------
Income from Continuing
 Operations
Before Income Taxes               3,601    17,648    18,371    34,413

Provision for income taxes        1,279     6,567     6,649    12,805
                               --------- --------- --------- ---------

Income from Continuing
 Operations                       2,322    11,081    11,722    21,608
Income (Loss) from
 Discontinued Operations, Net
                                      0       (66)        0       (66)
                               --------- --------- --------- ---------

Net Income                     $  2,322  $ 11,015  $ 11,722  $ 21,542
                               ========= ========= ========= =========

Income (Loss) Per Common
 Share-Basic
Continuing Operations          $   0.11  $   0.54  $   0.57  $   1.07
Discontinued Operations            0.00     (0.00)     0.00     (0.00)
                               --------- --------- --------- ---------
                               $   0.11  $   0.54  $   0.57  $   1.07
                               ========= ========= ========= =========

Income (Loss) Per Common
 Share-Diluted
Continuing Operations          $   0.11  $   0.54  $   0.57  $   1.05
Discontinued Operations            0.00     (0.00)     0.00     (0.00)
                               --------- --------- --------- ---------
                               $   0.11  $   0.54  $   0.57  $   1.05
                               ========= ========= ========= =========

Average Common Shares
 Outstanding
  Basic                          20,498    20,270    20,450    20,227
                               ========= ========= ========= =========

  Diluted                        20,736    20,595    20,615    20,586
                               ========= ========= ========= =========


Financial Information by Company Segments
($ in thousands)


                                Three Months Ended   Six Months Ended
                                   December 31,        December 31,
                                 2006      2005      2006      2005
                                --------  --------  --------  --------

Sales
    Premium Roofing Products   $174,757  $205,642  $372,997  $400,359

    Composite Building
     Products                     7,033     8,678    12,441    13,758

    Specialty Fabrics
     Technologies                 8,989    12,336    21,174    26,080

    Surface Finishes              2,335     2,293     4,610     4,609
                               --------- --------- --------- ---------
                               $193,114  $228,949  $411,222  $444,806
                               ========= ========= ========= =========

Operating Profit (Loss)
    Premium Roofing Products   $ 14,728  $ 26,160  $ 39,902  $ 53,719

    Composite Building
     Products                    (2,455)   (1,398)   (4,689)   (5,518)

    Specialty Fabrics
     Technologies                 1,527     1,373     3,215     2,883

    Surface Finishes                467       171       972       444

    Corporate & Eliminations     (7,366)   (5,690)  (14,417)  (11,290)
                               --------- --------- --------- ---------
                               $  6,901  $ 20,616  $ 24,983  $ 40,238
                               ========= ========= ========= =========


Condensed Balance Sheet
($ in thousands)


                                                        December 31,
Assets                                                2006       2005
-------------------------------------------------  --------   --------

Cash and cash equivalents                         $  1,762   $  5,385
Short-term investments                              27,200     61,700
Receivables, net                                   130,164    137,725
Inventories                                        132,772     89,804
Deferred income taxes                                9,334      8,287
Prepaid expenses and other                           9,770      8,035
Discontinued operations                              2,844      2,606
                                                  ---------  ---------

      Total Current Assets                         313,846    313,542

Property, plant and equipment, net                 301,394    295,556
Other assets                                        36,462     29,704
Discontinued operations - noncurrent                 1,770      2,251
                                                  ---------  ---------

      Total Assets                                $653,472   $641,053
                                                  =========  =========





                                                      December 31,
Liabilities and Shareholders' Equity                  2006       2005
-------------------------------------------------  --------   --------

Accounts payable and accrued liabilities          $ 59,956   $ 86,270
Discontinued operations                                560        881
Current maturities on long-term debt                25,972        971
                                                  ---------  ---------

      Total Current Liabilities                     86,488     88,122

Long-term debt, net                                176,246    202,985
Deferred income taxes                               51,024     53,150
Shareholders' equity                               339,714    296,796
                                                  ---------  ---------

      Total Liabilities and Shareholders' Equity  $653,472   $641,053
                                                  =========  =========


Condensed Statement of Cash Flows
($ in thousands)

                                                    Six Months Ended
                                                      December 31,
                                                      2006       2005
                                                  ---------  ---------
Cash Flows From Operating Activities:

Net income                                        $ 11,722   $ 21,542
Adjustments to reconcile net income to net cash
provided by operating activities:
     Depreciation and amortization                  13,497     12,766
     Deferred income taxes                          (1,275)      (842)
     Stock-based compensation                        4,805      4,040
     Changes in current assets and liabilities,
      net of acquisition                           (18,236)    (8,906)
                                                  ---------  ---------

Net cash from operating activities                  10,513     28,600
                                                  ---------  ---------

Cash Flows from Investing Activities
     Additions to property, plant and equipment    (12,332)    (9,538)
     Acquisitions, net of cash acquired             (6,000)   (24,285)
     Other investing activities, net                 5,365      5,486
                                                  ---------  ---------

Net cash from investing activities                 (12,967)   (28,337)
                                                  ---------  ---------

Cash Flows from Financing Activities                   160     (4,139)
                                                  ---------  ---------

Net Increase in Cash and Cash Equivalents           (2,294)    (3,876)

Cash and Cash Equivalents at Beginning of Year       4,056      9,261
                                                  ---------  ---------

Cash and Cash Equivalents at End of Period        $  1,762   $  5,385
                                                  =========  =========


Reconciliation of GAAP to Non-GAAP Income from Continuing
 Operations
($ in thousands, except per share data)


                                                   Three Months Ended
                                                      December 31,
                                                      2006       2005
                                                   --------   --------


GAAP Income from Continuing Operations            $  2,322   $ 11,081
Stock-Based Compensation                               970      1,321
                                                  ---------  ---------
Non-GAAP Income From Continuing Operations        $  3,292   $ 12,402
                                                  =========  =========
Shares Used in Non-GAAP per share Calculation       20,736     20,595
                                                  =========  =========

GAAP Income per Diluted Share
      From Continuing Operations                  $   0.11   $   0.54
Stock-Based Compensation                              0.05       0.06
                                                   --------   --------
Non-GAAP Income per Diluted Share                 $$  0.16   $$  0.60
                                                   ========   ========
       From Continuing Operations



    CONTACT: ElkCorp
             Stephanie Elwood, 972-851-0472 (Investors)